Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-165649), Form S-8 (No. 333-113160) and Form S-4 (No. 333-148101) of CH2M Hill Companies Ltd. of our report dated 1 September 2009 relating to the financial statements of CLM Delivery Partner Ltd as of December 31, 2008 and for the year then ended, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

23 June 2011